Exhibit 10.1

4775 M.L. King Jr. Pkwy Beaumont, TX 77704-1792 (409) 838-0441 Fax: (409) 838-1066	6410 Long Drive Houston, TX 77087 (713) 644-8182 Fax: (713) 644-7805

November 26, 2003

Stuart Schube

Individually

Stuart Schube

President

Acorn Ventures, Inc.

6324 Rutgers, Suite 900

Houston, Texas 77005

Dear Stuart:

I have enjoyed our discussions to date, and it is my pleasure to offer to you and to Acorn Ventures, Inc. ("Acorn") the part-time role of corporate and strategic planning consultant to M&I Electric Industries, Inc. (the "Company"). Acorn agrees that Stuart Schube ("Schube") will perform the services described below on behalf of Acorn. Any substitutions or additions must be approved in advance by the Company. The terms of Schube's and Acorn's retention by the Company are outlined below:

Acorn's role will be as stated above, and shall be responsible for assisting in corporate and strategic planning alternatives for the Company, with Schube reporting to me as the President and CEO, and to the Board of Directors on stockholder issues. Separately from the consulting services, Schube has agreed to continue serving as a member of the Board of Directors of the Company without further compensation except for the normal meeting fee and as stated in paragraph 2 below. The work for which Schube and Acorn have been retained is not a full-time position for Schube, but rather a task oriented position as described further in this letter. We expect that Acorn's tasks will occupy no more than one-quarter of Schube's working time. In general we expect that during the next year, Schube will explore all areas necessary to improve the Company's cash flow and profitability, including the elements for corporate growth, performing a full organizational study of management, an analysis of management compensation, and an evaluation of the Company's present business lines, including each line's performance and the nature of each line's markets. All this will culminate in a recommendation regarding the Company's positioning itself for the future. It is envisioned that this work will be reported, discussed and implemented periodically throughout the term of this agreement.

Motor & Generator Repair • Service & Construction • Switchgear & Controls • Electrical Equipment Testing and Technical Service

Mr. Stuart Schube

November 26, 2003

2.	Acorn shall not receive any fixed total compensation. Separate and apart from serving as a director, Schube shall devote at least one (1) day per month to the Company's business; in return for that first day's effort, the Company shall extend 100% paid health insurance to Schube. Schube may include his wife, Priscilla Schube, on the health insurance by payment of a monthly premium for her, on the same terms and conditions as are offered to the undersigned under the Company's plan. After the first day, the Company shall compensate Acorn on an hourly basis for Schube's time in excess of the first day's effort (8 hours) at an hourly rate of $125 per hour. All time that Schube expends on behalf of the Company, excluding Schube's time expended as a director, shall be compensated at this rate. Schube shall not expend more than forty (40) billable hours (over and above the first day for which health insurance is offered to Schube) without the consent of the undersigned. The Company and Acorn have agreed that the minimum monthly payment under this arrangement shall be $1,500.

3.

As an inducement for Acorn and Schube to render the above services, Schube shall be awarded a non-qualified stock option to purchase 6,250 shares of the Company's common stock, that is, approximately 2  1/2% of the common stock outstanding at this time. The options will be exercisable at $39.52 per share, the agreed fair market value of the shares at this time. The form of stock option will also have the normal protective provisions, including adjustments for stock splits and dividends and other anti-dilution protection (except for the normal stock options or stock purchases by directors or employees) and credit against the exercise price for any dividends paid in cash or in kind. This option will be exercisable, in whole or in part, once each year during the month of December beginning in 2003 and continuing until December 2008, as well as thirty (30) days before and after a Change of Control Event. All shares acquired by exercise of this option will be subject to a buy-sell agreement in the form of Attachment B.

4.	The Company agrees that Schube and Acorn have commenced their duties effective October 1, 2003.

5.	The initial term of this engagement will be for one (1) year but will automatically renew for annual periods unless either Acorn or the Company notifies the other of a desire not to renew no less than ninety (90) days prior to each annual renewal date. If the Company terminates this engagement (other than by an election not to renew) during any period without "Cause" (as defined in Attachment A hereto), the Company will continue Schube's health Insurance and minimum monthly retainer of $1 300 until the end of the annual term then in effect, but for not less than ninety (90) days, at which time Schube may elect to participate as a director in the Company's health insurance in accordance with the Company's policies in effect at such time.

6.	The Company agrees to pay certain fees to Acorn. (a) Change of Control Fee. The Company will pay a "success fee" (the "Fee") if while Schube is serving as a consultant to the Company, the Company undergoes a Change of Control Event (as defined in Attachment A) inasmuch as we will expect to draw upon Schube's and Acorn's advice and experience in negotiating the terms and conditions of the Change of Control Event.

Mr. Stuart Schube

November 26, 2003

The Fee paid to Acorn if a Change of Control Event occurs will be based on the total value of the transaction; Acorn shall be paid 1% up to the reported tangible net worth of the Company on the date of the transaction and 2% of the total value of the transaction in excess of the tangible net worth of the Company on the date of the transaction, (b) Acquisition Fee. On acquisitions initiated by the Company involving the acquisition or disposition of any product lines or if the Company acquires any other company or line of business, Acorn shall be paid its regular hourly fee unless the parties agree otherwise. If the parties agree otherwise, a percentage fee will be paid, as follows: 2% on the first $1 million in total value of the transaction; 1.5% on the amounts of total value of the transaction over $1 million but less that $10 million; and 1% on all amounts in excess of $10 million in total value of the transaction. In computing the value of any transaction, all consideration paid or to be paid in the future shall be taken into account, including payments for non-competes and employment or consulting agreements above then prevailing levels paid to the four largest shareholders of the Company at the date of this letter. All the Fees described above to be received by Acorn in connection with any Change of Control Event or any of the other listed events shall be paid in cash upon consummation of such transaction, regardless of whether Acorn engagement hereunder has been terminated by the Company. If the Company terminates Acorn engagement hereunder, and the Company or any subsidiary completes a Change of Control Even: or any of the other above listed events within 12 months of such termination, then the Company shall pay Acorn concurrently with the closing of such transaction the fees in cash described in this Paragraph 6 as though Acorn had not been terminated, regardless of whether Acorn actually participate in such transaction. No fee paid or payable to Acorn shall be credited against any other fee paid or payable to Acorn, and all fees paid to Acorn shall not be refundable under any circumstances.

7.	Schube will not be entitled to any fringe benefits except for the fully paid health insurance described above. Schube will be entitled to be reimbursed for all expenses reasonably incurred in connection with his services described above. The Company agrees to indemnify and hold harmless Acorn and Schube and each of its employees. Affiliates, agents, counsel and other advisors, to the full extent allowed by law or equity, from and against any and all judgments, losses, claims (whether or not valid), damages, costs, fees, expenses or liabilities, joint or several, to which such persons or entities may become subject, related to or arising out of Acorn's or Schube's engagement or performance of services under this agreement, unless caused by an act or acts of gross negligence or willful misconduct of the persons or entities so indemnified. The above indemnification provisions shall survive the termination, expiration, or supercession of this Agreement.

8.	This Agreement may only be amended or terminated by the written agreement of all parties. Should any dispute arise regarding this agreement or any related matter, the dispute shall be arbitrated pursuant to the rules of the American Arbitration Association in Houston. Texas.

Mr. Stuart Schube

November 26, 2003

Should Acorn choose to accept and the terms of engagement as stated above, please sign the duplicate original in the space provided below and return to me at your earliest convenience.

Cordially,

/s/ Arthur G. Dauber
Arthur G. Dauber, President and CEO

AGREED TO AND ACCEPTED

This 26th day of November, 2003

Acorn Ventures, Inc.

By:	/s/ Stuart Schube
Stuart Schube, President

Mr. Stuart Schube

November 26, 2003

ATTACHMENT A

For purposes of this Agreement:

"Cause" shall mean (i) the willful and/or material failure of Acorn or Schube to perform or observe (other than by reason of disability) any of the terms or provisions of this Agreement, including the failure of Acorn or Schube to follow the reasonable written directions of the Company's Chief Executive Officer, (ii) dishonesty or misconduct on the part of Acorn or Schube that is or is reasonably likely to be damaging or detrimental to the business of the Company, (iii) conviction of a crime involving moral turpitude by Schube, (iv) habitual insobriety or failure to perform duties due to abuse of alcohol or drugs on the part of Schube, or (v) misappropriation of funds.

"Change in Control" shall mean:

(a) The transfer or sale by the Company of all or substantially all of the assets of the Company whether or not this Agreement is assigned or transferred as a part of such sale;

(b) The transfer or sale of more than fifty percent (50%) of the outstanding shares of Common Stock of the Company; or

(c) A merger or consolidation involving the Company in a transaction in which the shareholders of the Company immediately prior to the merger or consolidation own less than fifty percent (50%) of the company surviving the merger or consolidation.

No restructuring of the Company into a holding company and a group of subsidiaries will constitute a "Change of Control" if the holding company has substantially the same ownership as the company had before the restructuring.